CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118203 and 333-150568) of BorgWarner Inc. of our report dated June 10, 2011 relating to the financial statements of the BorgWarner Morse TEC Inc., Ithaca Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Detroit, MI
June 10, 2011